THIRD AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 28th day of February, 2023, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Wellington Management Company LLP, a Delaware limited liability partnership (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to that certain Second Amended and Restated Investment Sub-Advisory Agreement dated February 14, 2019, as amended February 24, 2021, pursuant to which the Sub-Adviser provides investment advisory services to the Small Cap Growth Stock Portfolio, Large Cap Core Stock Portfolio, and Mid Cap Growth Stock Portfolio, of the Northwestern Mutual Series Fund (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreements so that the Agreements are replaced, superseded and supplemented in their entirety by this Third Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”); and

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereafter set forth, intending to be legally bound, the parties hereto mutually agree as follows:

1.      Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Portfolios, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for the Portfolios with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser.

2.      Services.   Subject to supervision and oversight by the Adviser and the Board of Directors of the Portfolios (the “Board”), the Sub-Adviser shall supervise, manage and direct the investment of each Portfolio’s assets in accordance with each Portfolio’s investment objectives, policies and restrictions as stated in the Portfolios’ Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in each Portfolio by determining the securities and other investments, including, but not limited to, futures, options, contracts, swaps and other derivative instruments, if any, and to the extent permitted in the Prospectus, that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of the Portfolio should be held in the various securities and other investments in which it may invest, and what portion of the Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolios (including the authority to place purchase and sale orders on behalf of the Portfolios) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a)      Shall act in conformity with (i) the Portfolios’ Prospectus; (ii) the Portfolios’ policies and procedures; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986, as amended (the “Code”), including the diversification requirements set forth in Subchapters L and M of the Code, including, specifically, Section 817(h) of the Code, and any applicable provisions of the Commodity Exchange Act, and all other applicable laws and regulations, as each is amended from time to time.

(b)      Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolios in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolios in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolios’ custodian. Transactions in restricted markets will be subject to the applicable terms and conditions of the underlying agreement in place with the Portfolios’ custodian.

(c)      Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolios with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on each Portfolio’s behalf. In executing transactions for the Portfolios and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Portfolios and its other clients. In assessing the best price and execution available for transactions involving the Portfolios, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolios to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for the Portfolios at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolios and to its other clients as to which it exercises investment discretion, and if the transaction is otherwise consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)      May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolios as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e)      Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Board and the Adviser regarding each Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request, including, but not limited to, reports evidencing the manner in which Sub-Adviser ensures each Portfolio’s compliance with all applicable legal and regulatory requirements attendant to the investments made by the Sub-Adviser for and on behalf of the Portfolios.

(f)      Shall assist in the fair valuation of all securities of the Portfolios in accordance with procedures adopted by the Company, as amended from time to time. Such assistance may include reviewing fair value methodologies, confirming pricing sources used by the Sub-Adviser, and responding to reasonable inquiries of the Adviser and/or the Board’s delegate(s) relating to the valuation of existing securities, including after the close of a securities market and prior to the daily determination of each Portfolio’s net asset value per share. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. If on any day the Sub-Adviser determines to override a vendor price for any security in any other portfolio it manages which is also held by a Portfolio, it will notify the Adviser of such determination and provide a fair value recommendation for such security together with the Sub-Adviser’s underlying rationale for the recommendation. Sub-Adviser endeavors to value all securities at fair market value as determined by Sub-Adviser in good faith and in accordance with its Pricing Policies and Procedures, as may be amended from time to time. A copy of these policies and procedures are available upon request. Sub-Adviser is not the official pricing agent with respect to the Portfolio; however, upon request, the Sub-Adviser will provide the Adviser with (i) supporting information for price challenges issued by the Adviser with respect to securities held by a Portfolio and (ii) statistics regarding the Sub-Adviser’s price challenge activities undertaken on behalf of a Portfolio, if available. The Sub-Adviser will monitor the portfolio securities for potential significant events that could affect their values and notify the Adviser when, in the Sub-Adviser’s opinion, a significant event has occurred that may not be reflected in the market values of such portfolio securities.

(g)      Shall provide reasonable assistance to Adviser in complying with the requirements and guidelines set forth in the Company’s Derivatives Risk Management Program (“DRM Program”) adopted and implemented pursuant to Rule 18f-4 under the 1940 Act as applicable to each Portfolio, including the Value-at-Risk (“VaR”) limits determined to apply to each Portfolio, as well as the Company’s policies and procedures related to managing the Portfolios’ derivatives-related risks. Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Derivatives Risk Manager (“DRM”) appointed under the Company’s DRM Program. Sub-Adviser agrees to assist in identifying exceptions to or breaches of the VaR limit applicable to the Portfolios upon request of the Portfolios’ Chief Compliance Officer, the Adviser or the DRM. In the event Adviser determines that a Portfolio is not in compliance with the applicable VaR limit, Sub-Adviser agrees to make all reasonable efforts to work with Adviser and the DRM to timely return the Portfolio to compliance with the VaR limit promptly, in a manner that is in the best interest of the Portfolio and its shareholders. Sub-Adviser agrees to reasonably cooperate with Adviser and the DRM in assisting with the preparation of any reporting required to the Company’s Board or the Commission related to derivatives usage in the Portfolios. If the Sub-Adviser becomes aware, through the utilization of its existing controls and processes related to the management of its derivatives risk, of any matter that, in the Sub-Adviser’s opinion, would materially affect the operation of the Company’s DRM Program, the Sub-Adviser shall notify the Adviser as soon as reasonably practicable.

(h)      Shall provide the Adviser and/or the Portfolios’ Chief Compliance Officer with such compliance reports as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) and federal commodities laws and regulations that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to each Portfolio.

(i)      Shall (i) cooperate with and provide reasonable assistance to the Adviser, the Company’s administrator, custodian, auditor, legal counsel, transfer agent and pricing agents and all other agents and representatives of the Portfolio, the Company and the Adviser, including the Chief Compliance Officer of the Adviser and the Company; (ii) keep all such persons fully informed as to such matters as the Sub-Adviser may reasonably deem necessary to the performance of its obligations to the Portfolio, the Company and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(j)      Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with each Portfolio’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Board, the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers and ballots) for or relating to companies, the securities or other instruments which are held in the Portfolios, except for communications regarding class action and other lawsuits. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and determining the manner in which corporate actions and other rights pertaining to the securities held in the Portfolio shall be exercised. The Sub-Adviser shall maintain and shall forward to the Portfolios or their designated agent such proxy voting information as is necessary for the Portfolios to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. The Sub-Adviser shall not have the authority to file proofs of claim and other related documents on behalf of the Adviser or the Portfolio in all bankruptcy and other litigation matters, including class action suits.

(k)      Shall (i) assist in the preparation of disclosures regarding factors that have affected each Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request, including, without limitation, those necessary to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer, Principal Accounting Officer, Chief Compliance Officer, the Chief Compliance Officer’s designee, or other officer of the Portfolios.

(l)      Shall include the holdings of the Portfolio in the aggregate holdings included on the Form 13F filed by the Sub-Adviser and in any form required to be filed by the Sub-Adviser pursuant to Rule I 4Ad-1 under the Exchange Act, should the same be amended to require adviser-level reporting of certain compensation-related votes, unless otherwise directed by the Adviser.

(m)      Shall monitor and comply with each Portfolio’s investment objectives, policies and applicable investment restrictions and limitations and, with respect to each Portfolio’s investments in foreign jurisdictions, any investment restrictions, limitations and investment-related reporting requirements imposed by such foreign jurisdictions Sub-Adviser shall advise the Adviser promptly in the event it becomes aware of any non-compliance or anticipated non-compliance with any of the above with respect to any assets of the Portfolios managed by the Sub-Adviser.

(n)      Shall, in the event a Portfolio holds any commodity interests, and provided Adviser continues to rely upon Commodity Futures Trading Commission (CFTC”) Letter No.

12-38 with respect to such Portfolio, monitor and comply with the investment limits applicable to commodity interests, as set forth in CFTC Letter No. 12-38.

(o)      Shall, in the event Sub-Adviser invests in derivative instruments (including commodity interests) on behalf of a Portfolio, comply with legal and regulatory requirements applicable to such investments, including particularly recordkeeping or reporting requirements imposed on investments in derivative instruments under such laws and regulations.

(p)      Shall be responsible for the management of the collateral in connection with any derivatives and other related transactions it enters into on behalf of each Portfolio, and for providing appropriate instructions to the Portfolios’ custodian(s) regarding the movement of collateral as required.

(q)      As permitted under applicable law, shall notify the Adviser as soon as practicable in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1)      that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2)      of the occurrence of any inspections or inquiries from any governmental or administrative body or self-regulatory agency (other than routine matters of inquiry arising in the course of a standard examination relating to Sub-Adviser), or any actions, investigations, suits or proceedings involving the affairs of the Portfolios or the Sub-Adviser’s management of the Portfolios, including an investigation, administrative proceeding of enforcement action by the Securities and Exchange Commission (the “Commission”);

(3)      of any material fact known to the Sub-Adviser respecting or relating to the Portfolios or the Sub-Adviser or its duties hereunder that is not contained in the Portfolios’ Registration Statement, as defined hereinafter, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4)      of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Portfolios hereunder;

(5)      of any financial condition that is likely to impair the Sub-Adviser’s ability to provide the services hereunder;

(6)      of any reorganization or change in the Sub-Adviser, including any change in its ownership, any additions to or withdrawals of partners of Sub-Adviser, or any change in employees that have a key role with respect to the investment management related to the Portfolios, or individuals who play a critical role with respect to the leadership and decision making for the Sub-Adviser; or

(7)      the occurrence of any material default, breach, or termination event under any agreement entered into by Sub-Adviser directly or on behalf of the Company or a Portfolio in respect of investments for and on behalf of such Portfolio.

(r)      Shall discharge its duties under this Agreement with the use the same skill and care in providing services to the Portfolios as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(s)      Is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolios concerning transactions of the Portfolios in securities or other assets.

(t)      Shall provide such other services on behalf of the Portfolios as the Adviser and the Sub-Adviser may agree from time to time.

3.      Duties of Adviser.

(a)      The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolios (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)      The Adviser has delivered or made available to the Sub-Adviser copies of each of the following documents and will deliver or make available to it all future amendments and supplements, if any:

(1)      Registration Statement under the 1940 Act and the Securities Act of1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolios and their shares, and all amendments and supplements thereto;

(2)      The relevant policies and procedures of the Portfolios with which the Sub- Adviser is expected to comply, it being understood and agreed by the Adviser that the Sub- Adviser is not obligated to comply with any policies and procedures not so provided; and

(3)      Prospectus(es) of the Portfolios.

(c)      The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives, short sales or other special investments shall be set up.

4.      Use of Affiliate Resources. The Sub-Adviser may use the resources of its affiliates in providing services under this Agreement. The Sub-Adviser’s affiliates that will provide resources to be used by the Sub-Adviser are entities that are either registered as investment advisers or are under the supervision of a registered investment adviser in accordance with the requirements of the Advisers Act and rules and regulations promulgated thereunder. The Sub-Adviser and such affiliates have adopted and are subject to procedures that address the terms under which investment professionals from an affiliate may render investment management and research and related support services to and on behalf of the Sub-Adviser (the “Procedures”). The terms of such Procedures are intended to comply with current Commission guidance related to arrangements involving advisory personnel-sharing. The Procedures provide, among other things, that all affiliate employees providing services to the Sub-Adviser are deemed to be “associated persons” of the Sub-Adviser under Section 202 (a) (17) of the Advisers Act, and are subject to the supervision, oversight and control of the Sub-Adviser. Recognizing that the Sub-Adviser intends to use certain affiliate employees to provide services under this Agreement, the Sub-Adviser:

(a)

Shall identify the affiliate employees who will be providing advisory services in support of the Sub-Adviser, the affiliated entity with whom they are associated, the nature of the services provided by such individuals and the Portfolio for which the advisory support services will be provided;

(b)

Represents and warrants that all affiliate employees providing services on behalf of Sub-Adviser under this Agreement have been deemed to be “associated persons” of the Sub-Adviser, are subject to the supervision, oversight and control of the Sub- Adviser, and are subject to common compliance policies and procedures with the Sub-Adviser, including a Code of Ethics;

(c)

Represents and warrants that the Sub-Adviser, or its affiliates, as appropriate, have undertaken the appropriate measures necessary to comply with applicable Commission guidance related to advisory personnel-sharing, including, without limitation, arrangements related to designation of an agent for service and affording the Commission access to books and records;

(d)

Shall maintain the effectiveness of the Procedures, and shall ensure that the Procedures comply, on an ongoing basis, with current Commission guidance with respect to personnel advisory-sharing by and among affiliated entities;

(e)

Shall promptly notify the Adviser, in writing, of any material change in the terms of the Procedures or in the practices related to the Procedures that the Sub-Adviser identifies as necessary in order for Sub-Adviser to continue to avail itself of the Commission guidance regarding advisory personnel-sharing among affiliated entities;

(f)

Shall be solely responsible for ensuring ongoing compliance with Commission requirements regarding the registration, supervision and oversight of its personnel and the personnel of any Sub-Adviser affiliate providing services under this Agreement;

(g)

Shall remain responsible for, and shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of affiliate personnel to the same extent that the Sub-Adviser is liable for the actions or omissions of its own personnel, and shall be solely responsible for compensating any Sub-Adviser affiliate for services rendered hereunder; and

(h)

Shall timely provide to Adviser any deletions to the list of affiliate employees who are providing services in support of the Sub-Adviser under this Section, with employees identified on a per Portfolio basis.

5.      Custody of Portfolio Assets.

(a)      The assets of the Portfolios shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolios. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolios. All payments, distributions and other transactions in cash or securities in respect of the Portfolios shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolios as the Sub-Adviser may reasonably request.

(b)      The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolios and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser and the management of collateral required in connection with any derivatives and related transactions entered into on behalf of a Portfolio.

(c)      The Sub-Adviser will be responsible for providing trades of the Portfolios to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and it is determined that the Sub-Adviser’s breach of its standard of care under this Agreement causes an error that is material to a Portfolio, the Sub-Adviser shall reimburse the Portfolio pursuant to the Portfolios’ NAV Error Policy.

6.      Compensation and Expenses.

(a)      For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)      The Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined hereinafter, without simultaneously offering the same effective fee rate to the Adviser for the particular Portfolio, pursuant to this Agreement. For purposes of this provision, the term “comparable client” shall mean any person or entity, excluding clients whose fees are based on performance, clients who invest in commingled funds, and clients that have a larger overall investment management relationship with the Sub-Adviser, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) for the management of an account that is comparable or smaller in size (either alone or together with other accounts of it and its affiliates) to the particular Portfolio and (2) receives similar investment management services to those provided to the particular Portfolio, including without limitation, having comparable investment guidelines, restrictions and objectives. The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s agreement to an effective fee rate.

(c)      During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement. For the avoidance of doubt, the expenses to be paid or borne by the Sub-Adviser hereunder includes, without limitation, (i) all expenses incurred by it in rendering the services and complying with the obligations and responsibilities of Sub-Adviser as set forth in Section 2; and (ii) those expenses set forth in subsection (d) below.

(d)      The Sub-Adviser agrees to pay to the Adviser the costs of generating a prospectus supplement, which includes the preparation, filing, printing, and distribution (including mailing) of the supplement, if the Sub-Adviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its control or ownership, prospectus-named investment personnel, investment management, or otherwise (each such instance, a “Change Event”). For the purpose of this paragraph, the cost paid to the Adviser by the Sub-Adviser for prospectus supplements related to any single Change Event shall not exceed $100,000 USD unless agreed to beforehand by both parties. In the event the Adviser is already in the process of preparing a prospectus supplement at the time the Adviser is notified by the Sub-Adviser of any such Change Event, and provided the Company agrees, in its sole discretion, that Sub-Adviser’s changes may be incorporated in a pending supplement, the Sub-Adviser shall pay such costs and expenses as are attributable, on a proportional basis, to report on Sub-Adviser’s Change Event.

If the Change Event is a proposed change-of-control of the Sub-Adviser that would act to terminate this Agreement, and Adviser has determined to continue the Agreement with Sub-Adviser upon consummation of the proposed change-in-control, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Company to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all costs associated with soliciting shareholders of a Portfolio to approve continuation of this Agreement. Such expenses include the costs associated with preparation, filing and mailing of a proxy statement, and costs related to soliciting proxies.

If such proposed change-of-control of the Sub-Adviser shall occur and Adviser has determined to continue the Agreement with Sub-Adviser upon consummation of the proposed change-in-control and a Portfolio is operating under an exemptive order issued by the Commission to the Adviser with respect to the appointment of sub-advisers absent shareholder approval, the Sub-Adviser agrees to assume all costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

If, as a result of a change to a Sub-Adviser’s corporate structure or other organizational change, the Series Fund is requested to consider and ultimately approves a new sub-advisory agreement with an advisory affiliate of a Sub-Adviser to provide advisory services to the Portfolio, the Sub-Adviser (or its advisory affiliate) agrees to pay to the Adviser all costs and expenses (including the costs of preparation, filing, printing and mailing) associated with generating: (i) a prospectus supplement and (ii) an information statement necessary to address the appointment of Sub-Adviser’s advisory affiliate.

7.      Representations and Warranties of Sub-Adviser.    The Sub-Adviser represents, warrants and agrees as follows:

(a)      The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)      The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement. The Sub-Adviser will comply with all applicable state and federal laws, rules and regulations in connection with the performance of its obligations under this Agreement, including, but not limited to, any applicable U.S. sanctions laws, rules and regulations.

(c)      The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d)      The Sub-Adviser acknowledges that the Adviser currently intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolios. So long as the Adviser intends to rely upon CFTC Letter No. 12-38 with respect to the Portfolios, the Sub-Adviser shall at all times manage the Portfolios in accordance with the criteria set forth in CFTC Letter No. 12-38 and shall comply at all times with the trading limits and other requirements set forth therein. Sub-Adviser shall manage the Portfolios so that Adviser’s exposure to commodity interests does not exceed the levels specified in 17 C.F.R. Sec. 4.5.

(e)      The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(f)      The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any material issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(g)      The Sub-Adviser has in place and will continue to maintain compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(h)      The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolios’ custodian to act on any matters and/or to take any actions with respect to the cash or securities of a Portfolio (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from a Portfolio’s custody accounts within the scope of authority identified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access a Portfolio’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

The Sub-Adviser shall notify the Adviser if it becomes aware that any representation and warranty under this Agreement is no longer accurate.

8.      Books and Records. The Sub-Adviser shall keep each Portfolio’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolios (including agreements it enters into on behalf of the Portfolios) are property of the Portfolios and the Sub-Adviser will surrender promptly to the Portfolios any of such records upon the request of a Portfolio; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement.

9.      Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by a Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

10.      Indemnification. The Sub-Adviser shall bear, and be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Indemnified Party”) from any loss, liability, cost, damage or expense (including reasonable attorneys’ fees and costs) suffered by any Indemnified Party as a result of: (i) the Sub-Adviser’s material breach of this Agreement; (ii) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub-Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub-Adviser under Section 36(b) of the Investment Company Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials; and (iii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or a Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. For purposes of this Section, material breach shall include, without limitation, willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, and any breaches of the representations, warranties and covenants of the Sub-Adviser hereunder. Sub-Adviser’s obligations contained in this Section 10 shall survive the expiration or termination of this Agreement.

11.      Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 11, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, as interpreted or modified by no-action letters, exemptive relief or other exceptions as may be granted by the Commission or its staff under the 1940 Act.

12.      Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolios. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

13.      Cybersecurity; Confidentiality; Use of Names.

(a) All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub- Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law, regulation or regulators with jurisdiction over the Portfolios, the Adviser and/or the Sub-Adviser.

(b) The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder (an “Information Security Program”). The Sub-Adviser agrees that its Information Security Program will comply with all applicable laws and regulations. The Sub-Adviser also agrees, when requested, to complete any security questionnaire provided by the Adviser, and return it in a commercially reasonable period of time. The Sub-Adviser agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws, rules, regulations, and/or industry standards related to the Sub-Adviser’s Information Security Program that are identified through the completion of the questionnaire or otherwise by the Adviser. The Sub-Adviser shall establish, maintain, implement and follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures. The Sub-Adviser agrees to notify the Adviser promptly of: (i) any security breach related to the Portfolio that is stored on Sub-Adviser’s information systems; or (ii) any acquisition of information concerning the Portfolios, by an unauthorized person or entity, (iii) any cybersecurity event to the extent it results in unauthorized access to, loss, or misuse of information related to the Portfolio that is stored on Sub-Adviser’s information systems that Sub-Adviser obtains, prepares or maintains pursuant to this Agreement; or (iv) notwithstanding the foregoing, any security breach of its Information Security Program or cybersecurity event about which the Sub-Adviser is obligated by applicable law, rule, or regulation, or elects to notify a federal or state regulator. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate the event, breach and/or acquisition of information

(c)      The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolios, or any of their respective officers, directors or employees, without the prior written consent of the Adviser; provided, however, that the Sub-Adviser may refer to the names of the Portfolios and/or the Adviser in representative client lists or in lists of funds sub-advised by the Sub-Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of a Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolios the right to use the Sub-Adviser Name in Portfolio Communications.

14.      Rule 12d1-4 Investment Limitations.    The parties acknowledge that the Commission has adopted a rule governing the structure and operation of “fund of funds” structures (“Rule 12d1-4”) and that the Asset Allocation Portfolio and Balanced Portfolio (“Allocation Portfolios”) of Series Fund each operates as a fund of funds by investing a portion of their assets in other Series Fund portfolios. The parties further acknowledge that (i) the Series Fund portfolios in which the Allocation Portfolios invest will be “acquired funds” within the meaning of Rule 12d1-4 and that this includes, or in the future may include, the Portfolio sub-advised by the Sub-Adviser; (ii) that Rule 12d1-4 limits the ability of “acquired funds” to themselves invest in other funds, essentially limiting those investments to 10% of an acquired fund’s total assets; and (iii) that for purposes of the foregoing limitation, Rule 12d1-4 has interpreted “funds” to include not only pooled investment vehicles, but any structured finance vehicle that relies on Sections 3(c)(1) or (7) of the 1940 Act to avoid registration, such as CLOs, private mortgage REITs and other types of private securities. In recognition of the foregoing, Sub-Adviser agrees to: (i) invest the Portfolio’s assets in a manner that, to the best of its knowledge, will enable the Portfolio to be used as an acquired fund of the Allocation

Portfolios under Rule 12d1-4 by adhering to and satisfying the investment limitations applicable to acquired funds under Rule 12d1-4.

15.      Use of Third-Party Service Providers.    Sub-Adviser may, consistent with applicable law and subject to the provisions of this Agreement, contract with and retain an affiliated or unaffiliated third party to perform any non-investment advisory services as it determines reasonably necessary to assist it in carrying out its obligations under this Agreement. Sub-Adviser may not delegate or outsource the principal investment management services as set forth in Section 2 of this Agreement, (which shall in all cases remain an obligation to be discharged solely and directly by the Sub-Adviser), and no third-party services arrangement shall involve a third party serving as an “investment adviser” to the Portfolio(s) within the meaning of the 1940 Act. Notwithstanding the foregoing, nothing set forth in this Section affects or is otherwise meant to restrict the provisions contained in Section 4 of this Agreement permitting the use of affiliate resources by the Sub-Adviser on the terms as expressly set forth therein.

Sub-Adviser shall provide reasonable prior written notice to Adviser of the commencement of any non-investment advisory services arrangement with a third party. Sub-Adviser will act in good faith with commercially reasonable due diligence in the selection and use of any third-party service provider and will conduct reasonable oversight and supervision of third-party services. Sub-Adviser represents and warrants that any such third-party service provider: (i) shall be subject to and responsible for complying with confidentiality and non-disclosure obligations substantially similar to those applicable to Sub-Adviser under the terms of this Agreement; (ii) shall be required to implement and maintain appropriate procedures and systems to protect the security and confidentiality of any information obtained in rendering services to the Sub-Adviser pursuant to the Agreement; (iii) shall agree to use Portfolio holdings data only for purposes as may be required to render the services which they are retained to provide; and (iv) shall agree not to trade on non-public Portfolio information that may be supplied or obtained in rendering the services provided to Sub-Adviser.

In connection with the use of any third party, Sub-Adviser acknowledges and agrees:

(1)

Sub-Adviser retains full and sole responsibility for the proper discharge and performance of all services required by this Agreement, and Sub-Adviser’s duties, obligations and liabilities hereunder shall not be affected in any way whatsoever by Sub-Adviser’s retention or use of a third-party service provider, including, without limitation, Sub-Adviser’s obligations with respect to maintaining books and records as set forth in this Agreement;

(2)	Sub-Adviser shall be responsible for assuring compliance with the confidentiality and non-disclosure provisions of this Agreement by the third-party service provider;
(3)

Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, or in connection with, the actions or omissions of a third-party service provider to the same extent that the Sub-Adviser is liable for its own actions or omissions hereunder or pursuant to applicable law; provided, however, that Sub-Adviser shall not be liable for any loss or damages arising from its reasonable reliance on security classification information provided by a third-party data service provider selected by Sub-Adviser to provide security classification data as part of its services (e.g., Bloomberg);
(4)

Sub-Adviser is solely responsible for the terms of any contractual or other arrangements it has with a third-party service provider, including without limitation, all obligations related to compensation of such third party;

(5)

Sub-Adviser shall hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents from any loss, liability, cost, damage or expense (including attorneys’ fees and costs) suffered by any of the foregoing parties as a result of the acts or omissions on the part of the third- party service provider; provided, however, that Sub-Adviser shall not hold harmless or indemnify any of the foregoing parties for any loss, liability, cost damage or expense (including attorneys’ fees and costs) arising from Sub-Adviser’s reasonable reliance on security classification information provided by a third-party data service provider selected by Sub-Adviser to provide security classification data as part of its services (e.g., Bloomberg);

(6)

Sub-Adviser shall comply with any Portfolio or Company policies and procedures applicable to third-party service provider arrangements that are provided to Sub-Adviser by the Adviser or Company, as may be amended from time to time, including, without limitation, the policy with respect to the disclosure of Portfolio holdings data, including the obligation thereunder for the Sub-Adviser to disclose on a current basis those service providers to whom Sub-Adviser may provide material non-public holdings data for the Portfolios; and

(7)

Sub-Adviser shall cooperate in providing updated certifications or attestations as may be required by Adviser regarding those third-party service providers and their associated personnel to whom Sub-Adviser desires to provide access to the custodian’s platform or systems for the purpose of providing instructions or direction to the custodian, or to view or receive information, relating to any Portfolio account.

16.      Acknowledgement; No Personal Liability. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Company’s liability as set forth in its Articles of Incorporation. Sub-Adviser agrees that the Company’s obligations hereunder shall be limited to the assets of each Portfolio, and that the Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Company nor from any director, officer, employee or agent of the Company.

17.      Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed to the physical address below or sent by email to the email address below:

To the Adviser at:
Mason Street Advisors, LLC 720 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Bonnie L. Tomczak, President Email Address: bonnietomczak@northwesternmutual.com

With a copy to:
Counsel: Joseph Destache Email Address: josephdestache@northwesternmutual.com
To the Sub-Adviser at:
Wellington Management Company LLP 280 Congress Street Boston, MA 02210 Attention: Michael Wheelihan, Relationship Manager Cc:Legal Department Email Address: WNMTeamcom@wellington.com

18.      Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

19.      Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

20.      Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

21.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

22.      Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.      Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE

COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		WELLINGTON MANAGEMENT COMPANY LLP

By	/s/ Bonnie L. Tomczak	By	/s/ Eric Tanaka

Name:	Bonnie L. Tomczak	Name:	Eric Tanaka

Title:	President	Title:	Senior Managing Director

SCHEDULE A

TO

THIRD AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

WELLINGTON MANAGEMENT COMPANY LLP

DATED FEBRUARY 28, 2023

Portfolio	Fee
Small Cap Growth Stock	First $75 Million – 60 bps
Next $75 Million – 50 bps
Assets over $150 Million – 40 bps

Portfolio	Fee
Mid Cap Growth Stock	First $500 million in assets: 0.32%
Next $500 million in assets: 0.30%
Assets over $1 billion: 0.28%

Portfolio	Fee
Large Cap Core Stock	First $25 Million: 0.28%
Next $25 Million: 0.24%
Next $150 Million: 0.20%
Assets over $200 Million: 0.18%